UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 7, 2008

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 5.02(c) regarding the appointment of Jake St. Philip as Chief Executive Officer and Director is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Richard L. Harrison

On January 7, 2008, BIOLASE Technology, Inc. ("Biolase")issued a press release announcing that, effective January 2, 2008, Richard L. Harrison resigned from his position as Chief Financial Officer.

(c) Appointment of Jake St. Philip as Chief Executive Officer and Director

On January 7, 2008, Biolase issued a press release announcing that it had appointed Jake St. Philip as Chief Executive Officer, effective January 2, 2008, and Director of Biolase, effective January 7, 2008.

Under the terms of Mr. St. Philip’s employment agreement, Mr. St. Philip will receive an annual base salary of $350,000. In addition, Mr. St. Philip is eligible to receive a maximum annual performance bonus of $225,000, which is determined by the achievement of certain criteria established by the board of directors of Biolase. Mr. St. Philip is further granted a nonqualified stock option to purchase 450,000 shares of Biolase common stock at fair market value as of the close of business on January 7, 2008. The option will vest in twelve equal quarterly installments, beginning on March 31, 2008. Mr. St. Philip will be provided with an apartment in Irvine, California that is reasonable to both the board of directors of Biolase and Mr. St. Philip. Mr. St. Philip’s employment is at will.

Pursuant to the terms of the employment agreement, Mr. St. Philip is entitled to severance benefits in the event that either Biolase terminates him without cause or he resigns for good reason. The severance amount consists of: (i) one year of Mr. St. Philip’s annual base salary, (ii) the full amount of Mr. St. Philip’s performance bonus target, (iii) paid COBRA premiums for the twelve-month period following termination, (iv) a lump sum cash payment in the amount of $3,000 and (v) paid group life insurance, accidental death and dismemberment and disability benefit premiums during the twelve-month period following termination.

Prior to joining Biolase, Mr. St. Philip, 54, served in a senior leadership position with Dublin, Ohio-based Cardinal Health ("Cardinal"). From 2004 to 2006, Mr. St. Philip served as President of Alaris Products North America at Cardinal. Mr. St. Philip was formerly Senior Vice President of Integrated Provider Solutions at Cardinal where he was responsible for acute care product sales. Mr. St. Philip was Vice President and General Manager of Alaris Medical Systems before it was acquired by Cardinal. In this role, he was responsible for sales, marketing, research and development, technical service and customer service.

There is no arrangement or understanding pursuant to which Mr. St. Philip was selected as Chief Executive Officer, and there are no related party transactions between Biolase and Mr. St. Philip reportable under Item 404(a) of Regulation S-K.

Appointment of Federico Pignatelli as President

On January 7, 2008, Biolase issued a press release announcing that, effective January 7, 2008, it had appointed Federico Pignatelli as President of Biolase. In connection with his appointment, Mr. Pignatelli will receive $150,000 per year and an option to purchase 100,000 shares, which will vest quarterly over the next twenty-four months.

Mr. Pignatelli, 54, currently serves as a member of the Board of Directors of Biolase, where he serves as Chairman Emeritus. From November 2007 until January 2008, Mr. Pignatelli served as interim CEO and President of Biolase. From 1994 until March 2006, Mr. Pignatelli served as Chairman of our Board. He has served as a director since 1991. He is the Founder, and has served as President of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm, and was a Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.

There is no arrangement or understanding pursuant to which Mr. Pignatelli was selected as President, and there are no related party transactions between Biolase and Mr. Pignatelli reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. St. Philip as Chief Executive Officer and Director and Mr. Pignatelli as President and certain other matters is furnished as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release of BIOLASE Technology, Inc., dated January 7, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

January 7, 2008	By:	/s/ Jake St. Philip

Name: Jake St. Philip
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 7, 2008